Fairchild Semiconductor to Switch Stock Exchange Listing to NASDAQ on October 31

Company's Ticker Symbol to Remain "FCS"

Fairchild Semiconductor (NYSE: FCS), a leading global supplier of power semiconductors, today announced that it will voluntarily transfer its stock exchange listing from The New York Stock Exchange to the NASDAQ Global Select Market, on October 31, 2013. The company's stock will continue to trade under the symbol "FCS". This transfer will be seamless to Fairchild investors.

"We are excited to join the NASDAQ which is globally recognized as the leading exchange for growth-oriented technology companies," said Mark Thompson, Fairchild's chairman and CEO. "Fairchild believes as an innovative semiconductor company that the NASDAQ represents the best fit for the company and our shareholders."

"We are pleased to welcome Fairchild Semiconductor to NASDAQ," said Bruce Aust, Executive Vice President, Corporate Client Group, NASDAQ OMX. "Fairchild is a leading semiconductor innovator, offering its customers creative solutions to enable greater energy efficiency and improved mobile communications. We look forward to our partnership with Fairchild and its shareholders for the years to come."

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) - global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.